Exhibit 10.4

SEVERANCE BENEFIT AGREEMENT

This Severance Benefit Agreement (the “Agreement”) is made as of May 9, 2017 between Leggett & Platt, Incorporated, 1 Leggett Road, Carthage, Missouri 64836 (the “Company”) and J. Mitchell Dolloff (the “Executive”), residing at [executive’s personal residence].

RECITALS

The Executive functions as an Executive Vice President of the Company and the President of Specialized Products and Furniture Products Segments on the date hereof and is one of the key employees of the Company.

The Company considers the maintenance of sound and vital management essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that in today’s business environment the possibility of a change in control of the Company may exist in the future. The Company further recognizes that such possibility, and the uncertainty which it may raise among key executives, could result in the departure or distraction of key executives to the detriment of the Company and its shareholders.

Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken (i) to further induce the Executive to remain with the Company and (ii) to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and the Executive agree as follows:

1.	Change in Control.

1.1 Change in Control. The Company shall be required to provide certain benefits to the Executive to the extent required under the terms of this Agreement following each and every “Change in Control” of the Company.

1.2 Definition. A “Change in Control” of the Company shall be deemed to have occurred if:

(a) There is any change in control as contemplated by (i) Item 6(e) of Schedule 14A, Regulation 14A, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) Item 5.01 of Form 8-K promulgated by the Securities and Exchange Commission under the Exchange Act; or

(b) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company’s then outstanding voting securities; or

(c) Those persons serving as directors of the Company on the date of this Agreement (the “Original Directors”) and/or their Successors do not constitute a majority of the whole Board of Directors of the Company (the term “Successors” shall mean those directors whose election or nomination for election by the Company’s shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company at the time of such election or nomination for election); or

(d) The Company shall be a party to a merger or consolidation with another corporation and as a result of such merger or consolidation, less than 65% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation; or

(e) The Company liquidates, sells, or otherwise transfers all or substantially all of its assets to a person not controlled by the Company both immediately prior to and immediately after such sale; or

(f) The Company (i) enters into an agreement, including a letter of intent, which contemplates the occurrence of a Change of Control (as described in Subsections 1.2(a)-(e)) or (ii) the Company or any person publicly announces an intention to take actions which, if consummated, would result in a Change in Control (as described in Subsections 1.2(a)-(e)). A Change in Control under this Subsection 1.2(f) will no longer be in effect once the Board adopts a resolution making a good faith determination that a Change in Control under this Subsection 1.2(f) is no longer pending (except that such a resolution shall not be effective against a termination by the Executive under Section 2.4 prior to the Board adopting the resolution).

2.	Termination of Employment Following a Change in Control

2.1 General. During the 24 month period immediately following each and every Change in Control (the “Protected Period”), the Executive and the Company shall comply with all provisions of this Section 2 regarding termination of the Executive’s employment. This Agreement shall have no application to any termination of the Executive’s employment outside the Protected Period.

2.2 Termination for Total Disability. The Company may terminate the Executive’s employment during the Protected Period due to the Executive’s Total Disability. “Total Disability” means the Executive’s inability to perform substantially all of his material duties with the Company for a continuous period of six or more months due to illness or injury. During any period prior to his termination of employment that the Executive is unable to substantially perform his duties with the Company as a result of illness or injury, the Company shall continue to pay the Executive his full base salary at the rate then in effect and any bonuses earned by the Executive under Company bonus plans until such time as the Executive’s employment is terminated by the Company for Total Disability. In no event, however, shall such period of continued pay and bonus exceed 29 consecutive months. Following termination of employment under this Section 2.2, the Executive’s benefits shall be determined in accordance with the Company’s long term disability program as in effect on the date hereof, or any successor program then in effect.

2.3 Termination by Company for Cause. The Company may terminate the Executive’s employment during the Protected Period for “Cause,” which shall be limited to the following:

(a) The Executive’s conviction of any crime involving money or other property of the Company or any of its affiliates (including entering any plea bargain admitting criminal guilt), or a conviction of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

(b) The Executive’s willful breach of the Company’s Code of Business Conduct (or any successor policy) which causes significant injury to the Company; or

(c) The Executive’s willful breach of the Company’s Financial Code of Ethics (or any successor policy) which causes significant injury to the Company; or

(d) The Executive’s willful act or omission involving fraud, misappropriation, or dishonesty that (i) causes significant injury to the Company or (ii) results in a material personal enrichment to the Executive at the expense of the Company; or

(e) The Executive’s willful violation of specific written directions of the Board provided that such directions are consistent with this Agreement and the Executive’s duties and do not constitute Company Action as defined in Section 2.4, and provided that such violation continues following the Executive’s receipt of written notice by the Board specifying the specific acts or omissions alleged to constitute such violation and such violation continues after affording the Executive reasonable opportunity to remedy such failure after receipt of such notice; or

(f) The Executive’s continued, repeated, willful failure to substantially perform his duties; provided, however, that no discharge shall be deemed for Cause under this subsection (f) unless the Executive first receives written notice from the Board advising the Executive of specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive has had a reasonable opportunity to correct the acts or omissions so complained of.

No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive without reasonable belief that his action or omission was in the best interest of the Company. Moreover, the Executive’s employment shall not be terminated for Cause unless and until there shall have been delivered to the Executive a Notice of

Termination duly adopted by the affirmative vote of at least a majority of the directors of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was in violation of Section 2.3(a), (b), (c), (d), (e) or (f) and specifying the particulars thereof in detail.

A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that the Executive’s position is redundant or unnecessary or that the Executive’s performance is unsatisfactory or if the termination stems from the Executive’s refusal to agree to or accept any Company Action described in Section 2.4.

2.4 Termination by Executive for Good Reason. The Executive may terminate his employment during the Protected Period for “Good Reason” by giving notice of termination to the Company following (i) any Company Action or (ii) receipt of notice from the Company of the Company’s intention to take any such Company Action.

“Company Actions” which may lead to a termination of employment for Good Reason (collectively and severally) are as follows:

(a) A reduction by the Company in the Executive’s base salary as in effect immediately prior to the Change in Control; or

(b) A change in the Executive’s reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control that results in a material diminution within the Company of title, authority or responsibility; or

(c) The assignment to the Executive of any duties or responsibilities that, in any material aspect, are inconsistent with the Executive’s duties and responsibilities with the Company immediately prior to the Change in Control; or

(d) A material reduction in target annual incentive opportunity as in effect immediately prior to the Change in Control, expressed as a percentage of base salary; or

(e) A requirement by the Company that the Executive be based or perform his duties more than 50 miles from his principal work location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control or, if the Executive consents in writing to any relocation, the failure by the Company to pay (or reimburse the Executive for) all reasonable expenses incurred by him relating to a change of his principal residence in connection with such relocation; or

(f) A material reduction in annual target value of long-term incentive awards as in effect immediately prior to the Change in Control (with the value determined in accordance with generally accepted accounting standards); or

(g) A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 6 of this Agreement; or

(i) Any purported termination of the Executive’s employment by the Company for Total Disability or for Cause that is not carried out (i) pursuant to a Notice of Termination which satisfies the requirements of Section 2.5 and (ii) in accordance with Section 2.3, if applicable; and for purposes of this Agreement, no such purported termination shall be effective.

2.5 Notice of Termination. Any purported termination by the Company of the Executive’s employment during the Protected Period shall be communicated by a written “Notice of Termination” delivered to the other party.

(a) A Notice of Termination by the Company under Section 2.2 (Total Disability) or 2.3 (for Cause) shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the applicable Section.

(b) A Notice of Termination by the Executive under Section 2.4 (Good Reason) shall be delivered no later than 90 days from the date of the Company Actions upon which the termination is based and shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment.

2.6 Date of Termination. The date the Executive’s employment is terminated under Section 2 of this Agreement is the “Date of Termination.” In cases of Total Disability, the Date of Termination shall be 30 days after Notice of Termination is delivered (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period). If the Executive’s employment is terminated for Cause, the Date of Termination shall be the date specified in the Notice of Termination. If the Executive’s employment is terminated for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which shall be between 30 and 60 days following delivery of the Notice of Termination; provided, if, within 30 days of receipt of such notice, the Company takes such appropriate actions as are necessary to correct, reverse or cure the Company Actions that the Executive identifies as causing Good Reason, then no Good Reason shall have occurred and the Notice of Termination shall be deemed withdrawn. For any other termination by the Company or the Executive, the Date of Termination shall be 30 days after the Notice of Termination is delivered.

Any dispute by a party hereto regarding a Notice of Termination delivered to such party must be conveyed to the other party within 30 days after the Notice of Termination is given. If the particulars of the dispute are not conveyed within the 30 day period, then the disputing party’s claims regarding the Notice of Termination shall be forever deemed waived.

3.	Benefits upon Termination of Employment

3.1 General. If, during the Protected Period following each Change in Control, the Executive’s employment is terminated either (i) by the Company (other than for Total Disability or Cause) or (ii) by the Executive for Good Reason, then the Executive shall be entitled to the benefits provided in this Section 3 (collectively and severally “Termination Benefits”). The Company’s obligation to pay the Termination Benefits are subject to Executive’s compliance with Section 5 (Non-Competition) and Section 7.9 (Release).

3.2 Base Salary Through Date of Termination. The Company shall pay the Executive his full base salary through the Date of Termination under the Company’s regular payroll procedures and at the rate in effect at the time notice of termination is given. The Company shall give the Executive credit for any vacation earned but not taken and pay such amount at the time that any bonus is paid under Section 3.3.

3.3 Pro Rata Bonus for Year of Termination. The Company shall pay the Executive a bonus under the Company’s Key Officers Incentive Plan (together with any successor plans, the “Bonus Plan”) for the year in which his employment terminates, which bonus shall be (i) based upon the results achieved for the Company or applicable profit centers under the Bonus Plan for the year and (ii) prorated for the number of days during the year prior to the Date of Termination. Such amount shall be paid when bonuses are required to be paid under the Bonus Plan but not before 6 months after the Executive’s termination of employment, if and to the extent required to avoid a tax under Section 409A of the Internal Revenue Code of 1986 (the “Code”).

3.4 Severance Payments. The Company shall pay the Executive:

(a) aggregate severance payments equal to 200% of his annual base salary in effect at the time of the Change in Control, plus

(b) additional aggregate severance payments equal to 200% of the Executive’s target bonus amount (which is expressed as a percentage of his annual base salary and is currently 80%) in effect at the time of the Change in Control under the Bonus Plan.

The severance payments in subsection (a) and subsection (b) shall each be made in equal, consecutive bi-weekly installments over the course of 24 months following the Date of Termination.

3.5 Welfare Plans and Fringe Benefits.

(a) For purposes of this Section 3.5, welfare plans and fringe benefit programs include health, disability, life, salary continuance prior to disability, automobile usage, and any other fringe benefit or welfare plan arrangement in which the Executive was entitled to participate immediately prior to the Date of Termination.

(b) The Company shall maintain in full force, for the continued benefit of the Executive for 24 months after the Date of Termination, at the same cost to the Executive as is charged to similarly situated active employees, all welfare plans and fringe benefit programs (including health plan, disability insurance, and life insurance, including any applicable spouse and eligible dependent coverage) that the Company is able to provide under the terms of its plans, programs, and applicable policies and that may be provided to the Executive as a former employee on a tax-free basis under the Code and without the Company incurring a tax under Code Section 4980D; provided, however, that the Company may require the Executive to elect coverage pursuant to COBRA as condition to continuing medical plan coverage, if and to the extent the Executive is eligible for COBRA.

(c) To the extent that any welfare plan or fringe benefit program cannot be maintained under Section 3.5(b) on a tax-free basis to the Executive under the applicable provisions of the Code, the Company shall maintain such benefits that the Company is able to provide under the terms of its plans, programs, and applicable policies without the Company incurring a tax under Code Section 4980D, at the same cost to the Executive as is charged to similarly situated active employees, for the period, if any, that is recognized under Code Section 409A as not resulting in a deferral of compensation, but in no event beyond 24 months.

(d) To the extent any welfare plan or fringe benefit program cannot be provided for 24 months from the Date of Termination under Sections 3.5(b) and (c), the Executive shall be entitled to bi-weekly cash payments that equal (i) the Company’s cost of coverage in the case of welfare plans and (ii) the premiums, if any, in the case of fringe benefit programs, and (iii) the value of any other benefits that would have been provided during such period. At the close of the 24 month period, any assignable insurance policy owned by the Company and relating solely to the Executive shall be assigned to the Executive.

3.6 Retirement Plans.

(a) The Company shall pay the Executive an “Additional Retirement Benefit” equal to the additional benefit the Executive would have been entitled to under the Company’s Retirement Plans in effect immediately prior to a Change in Control had the Executive accumulated 24 additional months of continuous service (following the Date of Termination) under such Retirement Plans both for purposes of determining eligibility for benefits and for purposes of calculating the Additional Retirement Benefit. If any Retirement Plan requires contributions by participants, the Additional Retirement Benefit shall be reduced to reflect the absence of contributions by the Executive and any matching contribution that would be contingent upon the Executive’s contributions shall be calculated as if the Executive made the maximum contribution allowable under the terms of such Retirement Plan. Where the Executive’s contribution for a given Retirement Plan is calculated by reference to salary and/or bonus, the Additional Retirement Benefit shall be calculated by reference to the Executive’s annual salary in effect on the Date of Termination and the bonus payout percentage achieved for the year of service preceding the Date of Termination, without adjustment for any future year increases that may have occurred absent the termination.

(b) For purposes of this Section 3.6, “Retirement Plans” are (i) any savings or retirement plan sponsored by the Company that is intended to be tax-qualified under Code section 401(a), and any arrangements that make up benefits that are not provided under such tax-qualified plans because of compensation or benefit limits under the terms of such plans or the Code, (ii) the Executive Stock Unit Program, and (iii) any deferred compensation program in which the Executive participates that is adopted after the effective date of this agreement that is intended to provide for retirement savings. For any Retirement Plan that is a defined benefit pension plan, the Additional Retirement Benefit shall be determined using the same interest rate and mortality factor that apply for determining actuarial equivalence in the applicable plans.

3.7 Termination Which Does Not Require Payment of Termination Benefits. No Termination Benefits shall be provided by the Company to the Executive under this Section 3 if the Executive’s employment is terminated:

(a) By his death; or

(b) By the Executive other than for Good Reason; or

(c) By the Company for Total Disability or for Cause under this Agreement.

3.8 Modified Cutback. If the Executive is entitled to Termination Benefits under this Agreement and other payments and/or benefits in connection with a change of ownership or effective control of the Company covered by §280G of the Code, as amended (collectively the “Company Payments”), and if such Company Payments would otherwise equal or exceed 300% of the Executive’s base amount as defined in §280G(b)(3) of the Code (the “Threshold Amount”), then the amount of the Company Payments will be reduced to an amount that is less than such Threshold Amount, but only if and to the extent such reduction will also result in, after taking into account all taxes, including any income taxes (together with any interest or penalties thereon) and any excise tax pursuant to Code §4999, a greater after-tax benefit to the Executive than the after-tax benefit to the Executive of the Company Payments computed without regard to any such reduction. If Company Payments must be reduced, the order of reduction shall be in accordance with Code Section 409A and unless otherwise required to satisfy Code Section 409A, (a) the amount of severance payable to the Executive under Section 3.4 of this Agreement shall be subject to reduction first, followed by payments under Section 3.5 of this Agreement, followed by cash payments under Section 3.6 of this Agreement, followed by any other cash payments that are not attributable to accelerated vesting or payment of Company stock, stock units or stock options, followed by payments under this Agreement that are not subject to Section 409A, followed by payments that are attributable to accelerated vesting or payment of Company stock, stock units or stock options, and (b) subject to the order of reductions specified in Subsection (a), the payments that would otherwise be made latest in time shall be reduced first and payments that would be otherwise be made at the same time shall be reduced pro rata.

To the extent requested by the Executive, the Company shall cooperate with the Executive in valuing services provided by the Executive (including, without limitation, the Executive refraining from performing services pursuant to a covenant not compete) before, on or after a change in ownership or control of the Company (within the meaning of §280G of the Code), such that payments in respect of such services may be considered reasonable compensation and/or exempt from the definition of “parachute payment” within §280G of the Code.

4.	No Obligation to Mitigate

The Termination Benefits provided under Section 3 shall not be treated as damages, but rather shall be treated as severance compensation to which the Executive is entitled. The Executive shall not be required to mitigate the amount of any Termination Benefit provided under Section 3 by seeking other employment or otherwise; provided, however, any health welfare and fringe benefits that the Executive may receive from full time employment by a third person shall be applied against and reduce any such benefits thereafter to be made available to the Executive under Section 3.5.

5.	Non-Competition

For two years after the Termination Date, the Executive shall not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which the Executive was involved as an employee, consultant or agent.

If the Executive violates the preceding paragraph, then the Company’s sole remedy shall be to cease payment of any further Termination Benefits after the date of such violation. If any restriction in this Section is deemed unenforceable, then the parties contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form.

The restrictive covenants in this Section are in addition to any other restrictive covenants of the Executive, and are not in lieu of or modifications to such other restrictive covenants.

6.	Timing of Payments

The taxable payments and taxable benefits in Sections 3.4 and 3.5 shall commence 6 months after the Date of Termination, at which date he shall receive a lump sum of installments and benefits which accrued from the Date of Termination through the date of such lump sum payment. Additional Retirement Benefits under Section 3.6 shall be paid in a lump sum 6 months after the Date of Termination; provided, however, that in the case of a Retirement Plan that is not a tax-qualified plan, payment shall be made at such later date or event that is specified in such plan if the payment time or event is one described in Code Section 409A(a)(2)(A). Any coverage and benefits pursuant to Section 3.5 that are not taxable to the Executive shall commence within 60 days following the Date of Termination and the coverage or benefits shall be retroactive to the Date of Termination.

7.	Successor; Binding Agreement

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The assumption shall be by agreement in form and substance satisfactory to the Executive. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall entitle the Executive to terminate his employment for Good Reason as provided in Section 2.4(h). As used in the Agreement “Company” means the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees, but the Executive may not assign this Agreement. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

8.	Miscellaneous

8.1 Notice. All notices, elections, waivers and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.2 No Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

8.3 Enforceability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri.

8.5 Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. If, at any time after 90 days from the Date of Termination, the Executive and the Company have not resolved any dispute or controversy arising under or in connection with this Agreement, either the Executive or the Company may notify the other of an intent to seek arbitration. Arbitration shall occur before a single arbitrator in the State of Missouri; provided, however, that if the parties cannot agree on the selection of such arbitrator within 30 days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of Missouri. The Company and the Executive each irrevocably consent to the jurisdiction of the federal and state courts located in the State of Missouri for this purpose. The Company shall pay, within 30 days of receipt of the arbitrator’s decision, all costs and expenses in connection with any arbitration under this Section 8.5, including without limitation all reasonable legal fees incurred by Executive in connection with such arbitration; provided, however, the Company shall not be obligated to pay unless the Executive prevails on the majority of the dollar amount at issue in the dispute.

8.6 Sections; Captions. All references in this Agreement to Sections refer to the applicable Sections of this Agreement. References in this Agreement to a given Section (e.g., Section 3) shall, unless the context requires otherwise, refer to all parts of such Section. The captions have been placed in this Agreement for ease of reference only. They shall not be used in the interpretation of this Agreement.

8.7 Term of Agreement. This Agreement shall continue in force so long as the Executive remains employed by the Company or any successor and shall apply to any Change in Control that occurs while the Executive remains so employed; provided, however, (i) the Agreement may be modified by the mutual agreement of the parties from time to time, including modifications to take into account changes in law, and (ii) after May 9, 2020, the Company or the Executive shall have the right to unilaterally terminate this Agreement upon 1 year written notice to the other party, so long as a Protected Period is not in effect.

8.8 Limited Right of Offset. Effective upon a Change in Control, the Company waives, and will not assert, any right to set off the amount of any claims, liabilities, damages or losses the Company may have against the Executive under this Agreement or otherwise if (i) the Executive’s employment is terminated by the Company without Cause, or (ii) the Executive terminates his employment for Good Reason.

8.9. Release. Notwithstanding any other provision of this Agreement, the Executive shall receive payments and benefits under this Agreement only if the Executive timely executes, returns to the Company, and does not revoke a release and covenant not to sue agreement, in a form reasonably acceptable to the Executive and the Company’s legal counsel. The Company shall provide such agreement to the Executive in sufficient time so that if the Executive executes and returns the agreement to the Company within the time period permitted by the Company, the revocation period provided in the agreement will expire before the payments and benefits under this Agreement are required to commence pursuant to Section 6.

8.10 Successive Changes in Control. A separate Change in Control shall be deemed to have occurred with each occurrence of any event described in subsections (a) through (f) of Section 1.2. This Agreement pertains to each and every Change in Control, including successive Changes in Control involving the same controlling person(s).

8.11 Interpretation of Agreement and Application of Code Section 409A. This Agreement is intended to conform to the requirements of Code Section 409A and shall be interpreted accordingly. For such purposes, any stream of payments due under this Agreement shall be treated as a series of separate payments. The Executive shall be deemed to have terminated employment for purposes of this Agreement only if he has incurred a termination of employment that constitutes a “separation for service” within the meaning of Code Section 409A.

8.12 Withholding. The Company may withhold all federal, state, and local income and employment taxes relating to Termination Benefits as required under applicable laws and regulations.

8.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The Severance Benefit Agreement between the Company and the Executive dated December 30, 2008 is hereby terminated and superseded by this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed as of the day and year first above written.

EXECUTIVE:	LEGGETT & PLATT, INCORPORATED

/s/ J. MITCHELL DOLLOFF	By:	/s/ R. TED ENLOE, III
J. Mitchell Dolloff		R. Ted Enloe, III
Board Chair